Exhibit 10.1

SECOND AMENDMENT TO PROMISSORY NOTE

THIS SECOND AMENDMENT TO THE PROMISSORY NOTE dated the 18th day of March, 2026 (this “Second Amendment”) is made by and between Constellation Acquisition Corp I, a Cayman Islands exempted company (the “Maker”), and Constellation Sponsor LP, a Delaware limited partnership, or its registered assigns or successors in interest (the “Payee”). All capitalized terms not defined in this Second Amendment will have the meanings given to them in the Note (as defined below).

RECITALS

WHEREAS, the Maker executed that certain Promissory Note, dated as of January 30, 2024, in the original principal amount of up to $1,660,000 (the “Note”); and

WHEREAS, the Note was amended by that certain Amendment to the Promissory Note, dated as of June 5, 2025, to increase the principal amount of the Note by $590,000 from $1,660,00 to $2,250,000; and

WHEREAS, the Maker and Payee desire to enter into this Second Amendment pursuant to the terms of the original Note, as set forth below; and

WHEREAS, any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

NOW, THEREFORE, in consideration of these premises, the mutual covenants contained in this Second Amendment and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

AGREEMENT

1.	Amendment to the Note:

1.1	The Total Principal Amount of the Note is increased by $3,000,000 from $2,250,000 to $5,250,000.

1.2	Section 3 of the Note is hereby amended and restated in its entirety to read as follows:

“3. Drawdown Requests. Maker and Payee agree that, in addition to the Initial Principal Amount, Maker may request an additional aggregate amount of up to $5,195,000, which may be drawn down from time to time until the Maker consummates a Business Combination (each a “Drawdown Request”). Payee shall fund each Drawdown Request no later than three (3) business days after receipt of a Drawdown Request. Once an amount is drawn down under this Note, it shall not be available for future Drawdown Requests even if prepaid. No fees, payments or other amounts shall be due to Payee in connection with, or as a result of, any Drawdown Request by the Maker.”

2. No Other Amendments. Except as specifically set forth herein, all other provisions of the Note shall remain in full force and effect.

3. Counterparts. This Second Amendment may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together will constitute one and the same instrument. Copies of executed counterparts of this Second Amendment transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) will have the same legal effect as original signatures and will be considered original executed counterparts of this Second Amendment.

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IN WITNESS WHEREOF, the Maker and Payee, intending to be legally bound hereby, have caused this Second Amendment to the Note to be duly executed as of the day and year first written above.

Constellation Acquisition Corp I

By:	/s/ Chandra R. Patel
Name:	Chandra R. Patel
Title:	Chief Executive Officer

Agreed and Acknowledged:

Constellation Sponsor LP
a Delaware limited partnership

By:	Antarctica Endurance Manager, LLC, its general partner

By:	/s/ Chandra R. Patel
Name:	Chandra R. Patel
Title:	Manager